                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

          Date of Report (Date of Earliest Event Reported:  MAY 1, 2000

                             HYBRID NETWORKS, INC.
           (Exact name of registrant as specified in this charter)

                                  DELAWARE
               (State or Other Jurisdiction of Incorporation)

        0-23289                                   77-02520931
(Commission File Number)              (I.R.S. Employer Identification Number)

             6409 GUADALUPE MINES ROAD, SAN JOSE, CA    95120
             (Address of principal executive offices) (Zip Code)

                                (408) 323-6250
             (Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS.

        On May 1, 2000, Hybrid Networks, Inc. and Sprint/United Management Company, a subsidiary of Sprint Corporation, entered into a Purchase of Equipment and Services Agreement whereby Hybrid agreed to sell products and services to support the wireless multi-channel multipoint distribution system
(MMDS) being developed by Sprint for markets in the United States. The agreement sets forth (i) the terms of orders that Sprint or any Affiliate
(as defined) may place with Hybrid during the term of the agreement and (ii) the requirements that Hybrid must meet to supply products and services.

        In general, the agreement provides that Sprint will furnish Hybrid with monthly non-binding rolling forecasts of expected orders for equipment over the next 180 days. Hybrid must accept any orders that do not materially exceed the forecast or certain manufacturing capacity or lead times. Hybrid must pay specified damages and other amounts if orders are not shipped by prescribed dates.

        Payment by Sprint for products shipped by Hybrid under the contract is due within 30 days after shipment, except that, for headend (base station) equipment incorporated into a new System (as defined), Hybrid will invoice 40% of the purchase price on shipment, 45% after the equipment satisfies certain substantial completion test procedures (expected to take approximately 60 days) and the balance (15%) after the equipment satisfies certain final acceptance test procedures. Prior to deployment of any System by Sprint, Hybrid and Sprint will perform end-to-end testing of the System in Phoenix.

        Hybrid will to provide installation, technical support, trouble-shooting and other services, as well as training and manuals. In general, Hybrid may submit invoices for services monthly.

        Sprint agreed that it will pay Hybrid $10 million by December 31, 2000 for equipment and services purchased under the contract (including all equipment and services purchased by Sprint or certain affiliates after September 30, 1999), provided that the equipment achieves prescribed substantial completion milestones. This purchase commitment will be terminated, however, if Sprint and Hybrid are unable to demonstrate that the system in Phoenix is operating in accordance with certain specifications and has satisfied certain substantial test procedures within 45 days after May 1, 2000.

        Hybrid has agreed to develop new products and to enhance existing products according to certain requirements, including prescribed development schedules, milestones and testing procedures. These developments may require substantial expenditures. If Sprint pays for any aspect of the development, Sprint will own the aspect paid for and the related intellectual property.

        The agreement provides for certain warranties and indemnities by Hybrid and for additional remedies in the event of certain manufacturing defects. Hybrid is required to support the headend equipment it produces under the agreement for eight years after the last shipment.

        Hybrid agreed to provide as soon as possible, but in no event later than June 30, 2001, an application programming interface and reference design, and to license the interface and design to certain third parties on commercially reasonable terms so that they can produce competing routers and related equipment (but not headends) that interface with Hybrid's headends.

        The agreement has a term of five years and is automatically renewable thereafter for successive one-year periods unless either party gives appropriate notice to the other party at least 180 days prior to the then expiration dates. Either party may terminate the agreement upon a material breach by the other party and after certain cure periods have elapsed. If the agreement is terminated by Sprint as a result of a material breach by Hybrid within certain prescribed categories (or if any such breach occurs after the occurrence of a Hybrid Insolvency, as defined), Sprint will have a license, and access, to Hybrid's technology for use by Sprint and its suppliers in connection with the provision of wireless broadband


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

services to Sprint's and its Affiliates customers, other than broadband access providers owning wireless frequencies.

        The agreement requires Hybrid to give Sprint most-favored-customer status.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

        The following exhibit is filed herewith:

    EXHIBIT                                DESCRIPTION
    -------                                -----------
     10.1            Purchase of Equipment and Services Agreement between
                     Sprint/United Management Company and the Registrant dated
                     May 1, 2000


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

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 10, 2000                        Hybrid Networks, Inc.

                                            By: /s/ Michael D. Greenbaum
                                                ---------------------------
                                                Michael D. Greenbaum,
                                                Chief Executive Officer


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

                                 EXHIBIT INDEX

    EXHIBIT                                DESCRIPTION
    -------                                -----------
     10.1            Purchase of Equipment and Services Agreement between
                     Sprint/United Management Company and the Registrant dated
                     May 1, 2000


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